Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Mark H. Tubb
May 1, 2008	Vice President - Investor Relations
813.871.4027

mtubb@walterind.com

Media Contact: Michael A. Monahan

Director - Corporate Communications

813.871.4132

mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES NEXT STEPS

IN SEPARATION STRATEGY; RECENT BANK FINANCING ACTIONS

- Walter Corporate Credit Agreement Amended - Revolver Increased by $250.0 Million -

- Amendment Pre-Approves Separation of Financing & Homebuilding Businesses -

- Walter Mortgage Company Exits Loan Origination Business -

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT) announced today several critical steps toward the planned separation of the Company’s Financing and Homebuilding businesses from its core Natural Resources & Sloss businesses.

The Company said today that it recently amended its 2005 Walter Credit Agreement, increasing the revolver from $225.0 million to $475.0 million. Approximately $220.0 million of available revolver funds were used to repay and terminate the Mid-State Trust IX and Trust XIV mortgage warehouse facilities, which were due to mature in July and October, 2008, respectively. With the warehouse facilities now repaid and terminated, the Company has unencumbered mortgage assets exceeding $330.0 million and is no longer reliant on the availability of mortgage warehouses or asset-backed securitization markets.

In addition, Walter Industries announced that the credit agreement amendment pre-approves the separation of its Financing and Homebuilding businesses. The Company continues to work with its tax, legal and investment banking advisors on structures for the separation, which is expected to occur by year end.

The Company also said that Walter Mortgage Company will no longer provide customers of Jim Walter Homes with mortgage financing, effective May 1, 2008. However, the backlog of homes with signed contracts and those under construction, which will be completed over the next six to nine months, will be financed by Walter Mortgage Company. Jim Walter Homes is transitioning to a third-party financing model including the use of the government-sponsored loan programs. Walter Mortgage Company will continue to service its existing $1.8 billion portfolio and pursue other servicing opportunities.

“The credit facility amendment is indicative of the strength of our Company and the solid support of our lenders,” said Walter Industries Chairman Michael T. Tokarz. “As a result of these actions, the Company has created a mortgage servicing company with a strong balance sheet, significant, sustainable cash flows and an experienced management team that can thrive on a stand-alone basis.”

4211 W. Boy Scout Blvd. | Tampa, Florida 33607 | Tel: 813.871.4811 | Web site: www.walterind.com

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.2 billion and employs approximately 2,500 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including  expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve  known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results in future periods to differ materially from the expectations expressed or implied  by such forward-looking statements. These factors include, among others, the following: the market demand for the Company’s products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and  geologic conditions; changes in extraction costs, pricing and our assumptions and projections concerning our reserves in the Company’s mining operations; changes in customer orders;  pricing actions by the Company’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful  implementation and anticipated timing of any strategic actions and objectives that may be pursued, including our announced separation of the Financing and Homebuilding business from the Company. Forward-looking statements made by the Company in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including the Risk Factors described in our 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. The Company disclaims any duty to update its forward-looking statements as of any future date.

- WLT -